Exhibit 99.1
Newfield Reports Second Quarter 2008 Financial Results
Company provides operational update
FOR IMMEDIATE RELEASE
          Houston — July 23, 2008 — Newfield Exploration Company (NYSE:NFX) today reported second quarter 2008 financial and operating results. Newfield will be hosting a conference call at 8:30 a.m. (CDST) on July 24. To participate in the call, dial 719-325-4800 or listen through the website at http://www.newfield.com.
Second Quarter 2008
          Newfield’s production in the second quarter of 2008 was 57.6 Bcfe, exceeding the upper end of guidance for the quarter. Newfield has raised its 2008 expected range of production twice year-to-date and estimates that its full year volumes will be 232-239 Bcfe, an increase of 22-26% over 2007 pro forma production (adjusted for asset sales and acquisitions). Newfield’s production in the second quarter of 2008 was approximately 20% higher than pro forma production in the second quarter of 2007.
          For the second quarter of 2008, Newfield reported a net loss of $244 million, or $1.89 per diluted share (all per share amounts are on a diluted basis). The loss for the second quarter of 2008 includes a net unrealized loss on commodity derivatives of $508 million ($384 million after-tax), or $2.95 per share.
          Without the effects of this item, net income was $140 million, or $1.06 per diluted share.
          Revenues in the second quarter of 2008 were $691 million. Net cash used in operating activities before changes in operating assets and liabilities was $98 million. Net cash was negatively impacted by the $488 million cash payment to reset the Company’s 2009-10 crude oil hedges. Excluding this cash payment, net cash provided by operating activities before changes in operating assets and liabilities in the second quarter of 2008 was $390 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
          Capital expenditures in the second quarter of 2008 were $730 million. This includes a previously announced $226 million South Texas acquisition.
Operational Update
          The Woodford — Newfield is continuing to lower its finding and development costs in the Woodford. Recent highlights include:
▪	The Company is operating 12 rigs in the Woodford, all of which are drilling extended lateral wells. Eight of the 12 rigs are drilling from multi-well pads. Newfield has contracted three additional rigs which will increase its operated fleet to 15 in early 2009. The Company has also contracted two new build rigs that will increase its operated rig count to 17 rigs in the second half of 2009. Newfield expects to move to 24 operated rigs in the next 2-3 years.

▪	Newfield’s Woodford production set a second quarter 2008 high of more than 200 MMcfe/d (gross operated). This represents an increase of more than 20% since year-end 2007. Newfield expects its gross operated Woodford production to exceed 250 MMcfe/d by year end 2008, representing a more than 50% increase in production when compared to 2007 exit rates.

▪	Newfield has 43 extended lateral wells that are producing today and an additional 18 extended lateral wells that await completion. Production from these wells is expected in the next 30 days.

▪	Three recent extended lateral wells were drilled and completed for an average of $5.7 million (gross). The wells had lateral lengths averaging more than 4,000 feet. Year-to-date, the average well cost for extended laterals is $6.3 million (gross). Substantially all of the wells Newfield intends to drill in 2008 will be extended lateral wells.

▪	To date, Newfield has drilled and commenced production from 12 development pilots (out of a planned 16 pilots) that consist of 39 wells. The Company believes that its acreage will ultimately be developed on 60-acre spacing or less. Newfield has 165,000 net acres in the Woodford and had booked approximately 600 Bcfe in proved reserves at year-end 2007.

▪	Newfield has agreements in place for 300,000 dth/d of firm transportation on the MidContinent Express Pipeline (MEP) and has dedicated up to an additional 150,000 dth/d of natural gas production as it becomes available which may increase the Company’s firm capacity to 450,000 dth/d on MEP. Newfield also has 40,000 dth/d of firm capacity in 2008, increasing to 50,000 dth/d in 2009, with Laclede Energy Resources, Inc. Newfield may increase its firm transportation capacity in the future to accommodate its growing Woodford production.

▪	The Woodford remains the most active play in Oklahoma with 46 industry rigs currently running. To date, Newfield has spud 205 horizontal wells and the industry as a whole has spud 641 horizontal wells.
          Monument Butte Oil Field — The field is producing approximately 15,600 BOPD (gross) and is expected to exit 2008 producing in excess of 16,500 BOPD (gross). Demand for black wax crude oil remains strong and Newfield expects to run five drilling rigs for the remainder of 2008. Newfield expects to drill approximately 240 wells in 2008 in the Monument Butte field.
          One of the five operated rigs is dedicated to drilling 20-acre spaced development wells. To date, the Company has drilled 82 wells on 20-acre spacing. The success of this program indicates the potential to drill an additional 1,000-2,500 wells in the field, in addition to the more than 1,000 locations remaining to be drilled on 40-acre spacing. The field has nearly 1,100 producing oil wells and encompasses 100,000 gross acres.
          The estimated number of future development drilling locations excludes the Company’s activities to the north of Monument Butte on lands controlled by the Ute Indian Tribe. The Company has drilled 30 successful wells on this acreage. Newfield recently added 15,000 acres to its agreement with Ute Energy LLC and now has 62,000 gross acres under this alliance.
          Newfield is assessing a deep gas play beneath Monument Butte. The first deep gas test under an agreement signed earlier this year with Red Technology Alliance has reached its proposed total depth and testing is underway. The well, drilled to more than 16,600 feet, targeted the Mancos Shale, as well as shallower, known productive horizons including the Wasatch, Mesa Verde and Blackhawk. The agreement allows for promoted exploratory drilling and progressive earnings in approximately 71,000 net acres in which Newfield will retain a greater than 70% interest. A second well under this agreement has begun drilling and results are expected in the third quarter of 2008.
          Approximately 10,700 net acres in the immediate vicinity of recent deep gas tests drilled by Newfield in 2007 were excluded from the agreement. Newfield retains an 85% average interest in this area, where Newfield is currently participating (NFX 58% working interest) in the testing of two Mancos Shale wells. Based on encouraging information from this play to date, Newfield has contracted an additional operated rig and is drilling a well with an 85% working interest. This new well is excluded from the agreement described above. Newfield expects to drill several operated wells in this excluded area in the second half of 2008.
          Williston Basin — Newfield has nearly 250,000 gross acres (160,000 net) in the Williston Basin. The Company’s acreage position, which was built over the last three years, has prospective targets that include the Bakken, as well as the Madison, Red River and Three Forks/Sanish formations. The Company has three wells that are currently completing or testing and an additional well drilling. These wells all target the Bakken formation and complete results are expected in the third quarter. Newfield expects to drill 10 operated wells in the area in 2008 and to participate in several outside operated wells. The Company also plans to test the Three Forks/Sanish formation in a well planned for the third quarter. Current net production from the area is approximately 2,300 BOEPD.
          Malaysia — Newfield’s production in Malaysia is currently 34,000 BOPD (gross), reflecting new oil production from the East Belumut, Chermingat (PM 323) and Puteri (PM 318) fields. Malaysian production is expected to further increase to 45,000 BOPD (gross) later this year as the fields increase to expected rates. Newfield has a 50% interest in PM 318 and a 60% operated interest in PM 323.
          Texas — Newfield is operating eight rigs in Texas, including five in South Texas, where the Company is drilling under two separate joint ventures with ExxonMobil covering nearly 140,000 gross acres. Newfield expects to remain active under these JVs for the next several years. Newfield’s interest in these ventures is approximately 50%. Production from the Sarita field area is approximately 65 MMcfe/d (gross) and three additional wells are awaiting completion.
          2008 Investor Day — Newfield will host an analyst/investor meeting in New York City on September 9, 2008. The meeting will be held from 8:30 am through lunch at the St. Regis Hotel. A full agenda for the meeting will soon be available. A live webcast of the meeting will be accessible through the Company’s website.
          The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
          Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.
          **This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated third quarter 2008 results, estimated full-year 2008 production, drilling and development plans, the timing of activities, the timing of initial production and future rates of production from wells, fields and regions, expected cost reductions in the Woodford Shale and the expected ultimate recovery of reserves from wells, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

2Q08 Actual Results

	2Q08 Actual
	Domestic	Int’l	Total
Production/Liftings
Natural gas — Bcf	43.7	—	43.7
Oil and condensate — MMBbl	1.5	0.8	2.3
Total Bcfe	52.9	4.7	57.6

Average Realized Prices Note 1
Natural gas — $/Mcf	$7.95	$—	$7.95
Oil and condensate — $/Bbl	$71.17	$112.85	$85.42
Mcf equivalent — $/Mcfe	$8.63	$18.81	$9.47

Operating Expenses:
Lease operating
Recurring ($MM)	$46.0	$11.6	$57.6
per/Mcfe	$0.87	$2.44	$1.00

Production and other taxes ($MM)	$22.2	$30.1	$52.3
per/Mcfe	$0.42	$6.33	$0.91

General and administrative (G&A), net ($MM)	$36.3	$1.3	$37.6
per/Mcfe	$0.69	$0.28	$0.65

Capitalized G&A ($MM)			$(19.0)
per/Mcfe			$(0.33)

Interest expense ($MM)			$27.6
per/Mcfe			$0.48

Capitalized interest ($MM)			$(13.4)
per/Mcfe			$(0.23)

Note 1:	Actual average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $9.86 per Mcf and the total oil and condensate average realized price would have been $111.55 per barrel. All amounts exclude the $488 million cash payment to reset 2009-10 crude oil hedges.

3Q08 Estimates

3Q08 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas — Bcf	42.9 - 47.5	—	42.9 - 47.5
Oil and condensate — MMBbl	1.6 - 1.7	1.1 - 1.2	2.7 - 2.9
Total Bcfe	52.3 - 57.8	6.6 - 7.2	58.9 - 64.9

Average Realized Prices
Natural gas — $/Mcf	Note 1
Oil and condensate — $/Bbl	Note 2	Note 3
Mcf equivalent — $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$43.7 - $48.3	$11.8 - $13.0	$55.5 - $61.3
per/Mcfe	$0.83 - $0.84	$1.78 - $1.81	$0.93 - $0.95
Major (workover, repairs, etc.) ($MM)	$13.7 - $15.2	—	$13.7 - $15.2
per/Mcfe	$0.26 - $0.27	—	$0.22 - $0.24

Production and other taxes ($MM)Note 4	$29.1 - $32.2	$22.6 - $24.9	$51.7 - $57.1
per/Mcfe	$0.55 - $0.57	$3.42 - $3.46	$0.86 - $0.89

General and administrative (G&A), net ($MM)	$33.1 - $36.5	$1.4 - $1.6	$34.5 - $38.1
per/Mcfe	$0.63 - $0.64	$0.21 - $0.22	$0.58 - $0.60

Capitalized G&A ($MM)			$(15.9 - $17.6)
per/Mcfe			$(0.26 - $0.28)

Interest expense ($MM)			$29.4 - $32.5
per/Mcfe			$0.49 - $0.51

Capitalized interest ($MM)			$(11.1 - $12.2)
per/Mcfe			$(0.18 - $0.20)

Tax rate (%)Note 5			38-40%

Income taxes (%)
Current			15-20%
Deferred			80-85%

Note 1:	Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 75 — 85% of the Henry Hub Index. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.40 — $0.60 per MMBtu less than the Henry Hub Index.

Note 2:	Oil prices in the Gulf Coast typically equal the NYMEX WTI price. Rockies oil prices average about $15 per barrel below WTI. Oil production from the Mid-Continent typically averages 96 — 98% of WTI.

Note 3:	Oil in Malaysia typically sells at Tapis, or about 90% of WTI. Oil production from China typically sells at $10 — $15 per barrel below WTI.

Note 4:	Guidance for production taxes determined using $110/Bbl oil and $10/MMBtu gas.

Note 5:	Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Oil and gas revenues	$691	$526	$1,207	$966

Operating expenses:
Lease operating	58	93	117	204
Production and other taxes	52	21	103	38
Depreciation, depletion and amortization	166	197	323	377
General and administrative	37	32	69	71

Total operating expenses	313	343	612	690

Income from operations	378	183	595	276

Other income (expenses):
Interest expense	(28)	(28)	(47)	(51)
Capitalized interest	13	11	27	22
Commodity derivative income (expense)	(652)	77	(973)	(81)
Other	—	1	2	2

	(667)	61	(991)	(108)

Income (loss) from continuing operations before income taxes	(289)	244	(396)	168
Income tax provision (benefit)	(45)	92	(88)	63

Income (loss) from continuing operations	(244)	152	(308)	105
Loss from discontinued operations, net of tax	—	(2)	—	(51)

Net income (loss)	$(244)	$150	$(308)	$54

Earnings (loss) per share:
Basic —
Income (loss) from continuing operations	$(1.89)	$1.20	$(2.39)	$0.82
Loss from discontinued operations, net of tax	—	(0.03)	—	(0.40)

	$(1.89)	$1.17	$(2.39)	$0.42

Diluted —
Income (loss) from continuing operations	$(1.89)	$1.17	$(2.39)	$0.81
Loss from discontinued operations, net of tax	—	(0.02)	—	(0.40)

	$(1.89)	$1.15	$(2.39)	$0.41

Weighted average number of shares outstanding for basic earnings (loss) per share	129	127	129	127
Weighted average number of shares outstanding for diluted earnings (loss) per share	129	130	129	130

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$28	$250
Short-term investments	—	120
Other current assets	799	557

Total current assets	827	927

Oil and gas properties, net (full cost method)	6,856	5,923
Other assets	331	136

Total assets	$8,014	$6,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,404	$929

Other liabilities	35	18
Derivative liabilities	142	248
Long-term debt	1,919	1,050
Asset retirement obligation	59	56
Deferred taxes	1,151	1,104

Total long-term liabilities	3,306	2,476

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,313	1,278
Treasury stock	(32)	(32)
Accumulated other comprehensive loss	(7)	(3)
Retained earnings	2,029	2,337

Total stockholders’ equity	3,304	3,581

Total liabilities and stockholders’ equity	$8,014	$6,986

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(308)	$54
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	51
Depreciation, depletion and amortization	323	377
Stock-based compensation	12	11
Commodity derivative expense	973	81
Cash (payments) receipts on derivative settlements	(668)	113
Deferred taxes	(113)	43

	219	730
Changes in operating assets and liabilities	(47)	(93)

Net cash provided by continuing activities	172	637
Net cash used in discontinued activities	—	(2)

Net cash provided by operating activities	172	635

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,320)	(1,618)
Purchases of short-term investments	(22)	—
Redemption of short-term investments	70	24

Net cash used in continuing activities	(1,272)	(1,594)
Net cash used in discontinued activities	—	(33)

Net cash used in investing activities	(1,272)	(1,627)

Cash flows from financing activities:
Net proceeds under credit arrangements	268	932
Net proceeds from issuance of senior subordinated notes	592	—
Payments to discontinued operations	—	(20)
Proceeds from issuances of common stock	18	13
Stock-based compensation excess tax benefit	—	4

Net cash provided by continuing activities	878	929
Net cash provided by discontinued activities	—	20

Net cash provided by financing activities	878	949

Decrease in cash and cash equivalents	(222)	(43)
Cash and cash equivalents from continuing operations, beginning of period	250	52
Cash and cash equivalents from discontinued operations, beginning of period	—	28

Cash and cash equivalents, end of period	$28	$37

Explanation and Reconciliation of Non-GAAP Financial Measures
          Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
          A reconciliation of earnings for the second quarter of 2008 stated without the effects of certain items to net income is shown below:

2Q08
(in millions)
Net loss	$(244)
Net unrealized loss on commodity derivatives (1)	508
Income tax adjustment for above item	(124)

Earnings stated without the effect of the above item	$140

(1)	The determination of “Net unrealized loss on commodity derivatives” for the second quarter of 2008 is as follows:

2Q08
(in millions)
Commodity derivative expense	$(652)
Cash payments on derivative settlements (1)	140
Option premiums associated with derivatives settled during the period	4

Net unrealized loss on commodity derivatives	$(508)

(1)	Excludes the $488 million payment to reset 2009-10 crude oil hedges.
          Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by (used in) operating activities as defined by generally accepted accounting principles.
          A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities (stated without the effect of certain items) to net cash used in operating activities is shown below:

2Q08
(in millions)
Net cash used in operating activities	$(101)
Net change in operating assets and liabilities	3

Net cash used in operating activities before changes in operating assets and liabilities	(98)
Hedge reset payment	488

Net cash provided by operating activities before changes in operating assets and liabilities stated without the effect of the above item	$390